Exhibit 99.1

For Immediate Release:

Contact:	Therese Crozier Corporate Communications 510 789-4331

LYON COURT RULES ON IMTIX-SANGSTAT'S RABBIT SERUM CONTRACTS

IMTIX-SangStat Plans to Appeal the Ruling

Fremont, Calif.- May 4, 2001 - SangStat (Nasdaq: SANG) announced today that the Commercial Court of Lyon ruled against its subsidiary IMTIX-SangStat S.A.S. in the breach of contract suit filed by two of the company's rabbit serum suppliers, IFFA CREDO and Elevage Scientifique des Dombes. The court awarded the affiliated suppliers 26.5 million French francs (approximately $3.6 million) for lost profits and reimbursement of capital expenditures. IMTIX-SangStat believes that the ruling was in error and plans to appeal the decision.

The supply agreements provided that IMTIX-SangStat could reduce orders if it paid up to a maximum penalty of 3.8 million French francs (approximately $525,000). The court held that the penalty provision applied only in the first year of the agreements and, since IMTIX-SangStat reduced orders in the second year of the agreements, it was liable for additional damages. IMTIX- SangStat maintains it should be able to invoke the penalty provision throughout the term of the agreements. IMTIX-SangStat's rabbit serum requirements are currently being met by its other suppliers.

Due to this ruling IMTIX-SangStat will accrue an additional charge against earnings of 22 million French francs net of existing reserves and income taxes. SangStat will include this charge in its financial statements to be included in its report on Form 10Q for the first period ended March 31, 2001. The charge will result in an increase of approximately $2.9 million in the company's net loss from continuing operations and net loss for the quarter.

SangStat

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the UK, and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding an appeal of the ruling in this lawsuit. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 2000 Annual Report on Form 10-K and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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